Exhibit 4.1

PROFESSOR CONNOR’S, INC.

COMMON STOCK WARRANT AGREEMENT

This COMMON STOCK WARRANT AGREEMENT (the “Agreement”) is dated as of October 5, 2007, and entered into by and between PROFESSOR CONNOR’S, INC., a Delaware corporation (the “Company”), and CITY NATIONAL BANK, a national banking association (“CNB” or the “Warrant Holder”). (The Warrant (as hereinafter defined) may be transferred to one or more transferees in whole or in part from time to time; accordingly in the event of such a transfer, “Warrant Holder” shall mean each and every holder of the Warrant, or any part thereof, from time to time). Capitalized terms not otherwise defined shall have the meaning ascribed to them in the Loan Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Loan and Security Agreement of even date herewith (as the same may from time to time be amended, supplemented or extended, the “Loan Agreement”) by and among the Company and CNB, CNB has agreed to extend credit to the Company (the “Loan Transaction”);

WHEREAS, in connection with the Loan Transaction, and in consideration thereof, the Company is issuing to the Warrant Holder a warrant (the “Warrant”) to purchase up to an aggregate of 82,634 shares of voting common Stock of the Company (the “Common Stock”), subject to adjustment pursuant to Section 8 hereof, representing one and a quarter percent (1.25%) of the number of shares of Common Stock, calculated on a fully diluted basis (excluding the Excluded Plan Stock (as defined below in Section 8(e)), as of the date hereof (the Common Stock issuable on exercise of the Warrant being referred to herein as the “Warrant Shares”), at the exercise price per share provided for herein, which Warrant shall be evidenced in substantially the same form as the Form of Warrant Certificate attached hereto as Exhibit A; and

WHEREAS, the Warrant Holder desires to acquire from the Company, and the Company desires to issue to the Warrant Holder, the Warrant.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. Issuance and Acquisition of Warrant. In consideration for the extension of credit by the Lender to the Company, the Company hereby agrees to issue to the Warrant Holder, subject to the conditions and restrictions contained in this Agreement, and the Warrant Holder hereby agrees to acquire from the Company, the Warrant.

Section 2. Warrant Certificate. The certificate evidencing the Warrant (the “Warrant Certificate”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto. The Company shall number and register the Warrant in a register as it is issued.

Section 3. Registration of Transfers and Exchanges.

(a) In connection with any Transfer (as defined below) of the Warrant or any Warrant Shares, the Warrant Holder shall, if required by the Company, obtain from counsel to such holder (who shall be reasonably satisfactory to the Company) an opinion that the proposed Transfer of such Warrant or Warrant Shares may be effected without registration under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities law. Each Warrant, each Warrant Certificate and any Warrant Shares issued upon such Transfer shall bear the restrictive legends set forth on the Warrant Certificate, unless with respect to the legend, in the opinion of such counsel such legend is not required in order to ensure compliance with the Securities Act and any applicable state securities laws. As used herein, “Transfer” means to sell, assign, transfer, pledge, hypothecate, mortgage, encumber, dispose by gift or bequest, or otherwise transfer or dispose.

(b) Subject to Section 3(a) hereof, the Company shall from time to time register the Transfer of the Warrant in a Warrant register to be maintained by the Company upon surrender of such Warrant Certificate accompanied by a written instrument(s) of such Transfer in form satisfactory to the Company, duly executed by the registered holder(s) thereof or by the duly appointed legal representative thereof or by a duly authorized attorney and delivery, in writing, of the agreement of the proposed transferee to be bound by the terms of this Agreement. Upon any such registration of Transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be canceled and disposed of by the Company. Warrant Certificate(s) may be exchanged at the option of the holder(s) thereof, when surrendered to the Company at its office for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrant Shares. Warrant Certificates surrendered for exchange shall be canceled and disposed of by the Company.

Section 4. Exercise of Warrant.

(a) Subject to the terms of this Agreement, the Warrant Holder shall have the right, which may be exercised commencing on the date of this Agreement and until 5:00 p.m., Los Angeles time on the tenth anniversary of the date of the Warrant (the “Exercise Period”), to purchase from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to purchase upon exercise of such Warrant and payment to the Company of the Exercise Price (as defined in Section 4(c) hereof) per Warrant Share then in effect. In the alternative, the Warrant Holder may exercise its right, during the Exercise Period, to purchase Warrant Shares on a net basis, such that, without the exchange of any funds, such holder purchases that number of Warrant Shares otherwise issuable (or purchasable) upon exercise of its Warrant less that number of Warrant Shares having a Current Market Price (as defined in Section 8(h) hereof) at the time of exercise equal to the aggregate Exercise Price that would otherwise have been paid by such holder upon the exercise of the Warrant.

(b) No fractional shares shall be issued upon the exercise of the Warrant (or any portion thereof). All Warrant Shares (including fractions thereof) issuable upon exercise of the Warrant (or fraction thereof) by a holder thereof shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after the aforementioned aggregation, the exercise would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Current Market Price, multiplied by such fraction on the date of conversion.

(c) The Warrant may be exercised upon surrender to the Company at its office designated for such purpose (the address of which is set forth in Section 16 hereof) the Warrant Certificate(s) evidencing the Warrant to be exercised with the Notice of Exercise, substantially in the form attached hereto as Exhibit B duly filled in and signed, and upon payment to the Company of the exercise price per Warrant Share (the “Exercise Price”) which is set forth in the Warrant Certificate, subject to adjustment pursuant to Section 8 hereof, for the number of Warrant Shares in respect of which such Warrant is then exercised. Payment of the aggregate Exercise Price shall be made (i) in cash or by certified or official bank check payable to the order of the Company or wire transfer in immediately available funds to such account as shall be designated by the Company or (ii) in the manner provided in Section 4(a) hereof.

(d) Upon such surrender of the Warrant Certificate and payment of the aggregate Exercise Price by the holder thereof, the Company shall issue and cause to be delivered within three (3) business days to or upon the written order of the holder and in such name or names as the holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrant. Subject to Sections 3(a) and 5 hereof, in the event the name or names so designated are not that of the holder, such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the exercise of such Warrant and payment of the Exercise Price.

(e) The Warrant shall be exercisable, at the election of the holder thereof, either in full or from time to time in part and, in the event that a Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrant, the Company shall, at the time of delivery of such certificate, deliver to such holder a new Warrant (evidenced by the appropriate new Warrant Certificate), which new Warrant shall in all other respects be identical with the Warrant exercised.

(f) The Warrant shall also be conditionally exercisable, at the election of the holder thereof, so that if the Warrant holder exercises the Warrant in contemplation of the consummation of a transaction described in any of clauses (i) - (iii) of Section 12(b) hereof and such transaction is not consummated, the holder of the Warrant may elect to revoke such exercise, in which case such Warrant shall be deemed not to have been so exercised.

(g) Any Warrant Certificate surrendered upon exercise of a Warrant shall be cancelled and disposed of by the Company. The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders during normal business hours at its offices.

(h) In the event that any portion of this Warrant is unexercised at the end of the Exercise Period (the “Expiration Date”), such portion of this Warrant shall be deemed to have been exercised and converted automatically into Warrant Shares pursuant to the cashless exercise terms of Section 4(a) above immediately prior to 5:00 p.m. (Los Angeles time) on the Expiration Date (or, in the event that the Expiration Date is not a business day, at 5:00 p.m. (Los Angeles time) on the immediately preceding business day) (the “Automatic Conversion Date”) and the person entitled to receive the Warrant Shares issuable upon such conversion shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business (Los Angeles time) on such Automatic Conversion Date. This Warrant shall be deemed to be surrendered to the Company on the Automatic Conversion Date, by virtue of this Section 4(h) and without any action by the holder of this Warrant or any other person. As promptly as practicable on or after the Automatic Conversion Date and in any event within thirty (30) days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of Warrant Shares issuable upon such conversion.

Section 5. Payment of Taxes; Transfer Costs. The Company will pay all documentary stamp and transfer taxes attributable to the issuance of Warrant Shares upon exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any Warrant Certificate or certificate representing any Warrant Shares other than to the holder of the Warrant immediately prior to such transfer or issuance.

Section 6. Lost, Mutilated or Missing Warrant Certificate. In case the Warrant Certificate is mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution of the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also reasonably satisfactory to it.

Section 7. Reservation of Warrant Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrant, a number of shares equal to the number of its shares of Common Stock as shall from time to time be sufficient to effect the exercise of the entire Warrant at the then applicable Exercise Price, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of the entire Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval. The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each holder pursuant to Section 8 hereof to reduce the Exercise Price. The Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted. The Company covenants that all Warrant Shares which may be issued upon exercise of the Warrant will, upon issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof. If and so long as the outstanding shares of Common Stock may be listed on any securities exchange in the United States, the Company shall use its reasonable best efforts to cause all Warrant Shares reserved for issuance upon exercise of the Warrant to be listed on each such exchange upon official notice of issuance upon such exercise.

Section 8. Adjustment of Exercise Price and Number of Warrant Shares Issuable. The Exercise Price and the number of Warrant Shares issuable upon the exercise of the Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 8; provided, however, notwithstanding anything to the contrary contained herein, in no event shall (i) the Exercise Price be adjusted to be below the then current par value of the Company Stock or (ii) any event result in the adjustment to the Exercise Price pursuant to more than one subsection of this Section 8. After each such adjustment, the calculated adjusted Exercise Price shall become the current Exercise Price for any subsequent adjustment (if any) of the Exercise Price. For purposes of this Section 8. “Common Stock” means shares of now or hereafter authorized common stock of the Company.

(a) Adjustment for Initial Errors. The Company hereby acknowledges that the number of Warrant Shares constituting the initial number of securities purchasable upon the exercise of the Warrant was based upon the Company’s representations as to the amount of outstanding Common Stock as of the date hereof, as set forth in Section 13a(iii) below, and upon an intention that the full exercise of the Warrant would result in the holder obtaining shares of Common Stock equal to one and a quarter percent (1.25%) of the number of shares of the Common Stock, calculated on a fully diluted basis (excluding the Excluded Plan Stock (as defined below in Section 8(e)), as of the date hereof. If for any reason it shall hereafter be determined that the actual amount of Common Stock, calculated on a fully diluted basis, as of the date hereof caused the calculation of the Warrant Shares to be erroneous, then the Company or the holder (whichever shall discover such error) shall notify the other of such determination and the Company shall forthwith amend and reissue this Warrant (evidenced by the appropriate new Warrant Certificate) with an appropriate proportional adjustment in said number to be effective from the date hereof.

(b) Adjustment for Change in Capital Stock. If the Company (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (2) subdivides its outstanding shares of Common Stock into a greater number of shares, or (3) combines its outstanding shares of Common Stock into a smaller number of shares, then the Exercise Price shall be adjusted in accordance with the formula:

E1 = E * (O/A)

where:

E1	=	the adjusted Exercise Price.

E	=	the current Exercise Price.

O	=	the number of shares of Common Stock outstanding prior to such action.

A	=	the number of shares of Common Stock outstanding immediately after such action.

In the case of such dividend or distribution, the adjustment shall become effective immediately after the record date for determination of the holders of shares of Common Stock who are entitled to receive such dividend or distribution, and in the case of such subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of such corporate action. If after an adjustment the holder of the Warrant upon exercise thereof may receive shares of two or more classes of capital stock of the Company, the Board shall determine in good faith the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege, the number of shares issuable upon such exercise and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 8. The adjustment required by this Section 8(b) shall be made successively whenever any event listed above shall occur.

(c) Adjustment for Rights Issue. If the Company distributes (other than pursuant to, or as specifically excluded from, Sections 8(d) or 8(f) hereof) any rights, options or warrants to the holders of any series or class of its Common Stock entitling such holders thereof at any time after the record date mentioned below to purchase shares of Common Stock at a price per share less than the greater of the Current Market Price or the Exercise Price per share on that record date, the Exercise Price shall be reduced to the price determined in accordance with the formula:

E1 = E * ((O + (N * P) /M) / (O + N))

where:

E1	=	the adjusted Exercise Price.

E	=	the current Exercise Price.

O	=	the number of shares of Common Stock outstanding prior to such action.

N	=	the number of additional shares of Common Stock issuable upon exercise of the rights, options or warrants offered.

P	=	the exercise price per share of additional shares issuable upon exercise of the rights, options or warrants.

M	=	the greater of the Current Market Price or the Exercise Price per share of Common Stock on the record date.

The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. If (i) at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, or (ii) at any time the exercise price per share for which shares of Common Stock are issuable pursuant to such rights, options or warrants shall be increased or decreased solely by virtue of provision therein contained for an automatic increase or decrease in such exercise price per share upon the occurrence of a specified date or event, then the Exercise Price shall be immediately readjusted to what it would have been if, in the case of clause (i) above, “N” in the above formula had been the number of shares actually issued or, in the case of clause (ii) above, “P” in the above formula had been the exercise price per share, as so increased or decreased, as the case may be.

(d) Adjustment for Distribution. If the Company distributes (including by way of share repurchases to the extent in excess of the Current Market Price per share but not including payments to any such holder in a capacity other than as a holder of any equity securities of the Company) to the holders of any series or class of its Common Stock any of its assets (other than cash), debt securities, preferred stock, or any rights or warrants to purchase debt securities, preferred stock, assets or other securities of the Company (other than Common Stock), the Exercise Price shall be adjusted in accordance with the formula:

E1 = E* ((M – F ) / M)

where:

E1	=	the adjusted Exercise Price.

E	=	the current Exercise Price.

M	=	the Current Market Price per share of Common Stock on the record date mentioned below.

F	=	the Fair Market Value (as defined in Section 8(h)) of the assets, securities, rights or warrants distributed with respect to one share of Common Stock) on the record date of such distribution.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. This Section 8(d) does not apply to rights, options or warrants referred to in Sections 8(c) or 8(f) hereof.

(e) Adjustment for Below Market Issuance of Common Stock and Common Units. If the Company issues shares of its Common Stock for a consideration per share less than the greater of the Current Market Price or the Exercise Price per share on the date the Company fixes the offering price of such additional shares, or if the Company (i) issues stock options to its management or (ii) grants rights to its management in a phantom stock plan, stock appreciation rights plan or similar plan that compensates management on the basis of the value of a share of Common Stock (in each such case described in clauses (i) and (ii), “Plan Stock”; with Plan Stock issued by the Company to management of the Company pursuant to stock option plans and incentive plans in effect as of the date hereof and representing in the aggregate up to 844,137 shares of Common Stock of the Company being referred to as the “Excluded Plan Stock”), the Exercise Price shall be reduced to the price determined in accordance with the formula:

E1 = E * ((O + P/M)/A)

where:

E1	=	the adjusted Exercise Price.

E	=	the current Exercise Price.

O	=	the aggregate number of shares of Common Stock and Plan Stock (in each case other than Excluded Plan Stock) outstanding immediately prior to the issuance of such additional shares.

P	=	the aggregate consideration received for the issuance of such additional shares of Common Stock or Plan Stock (in each case other than Excluded Plan Stock).

M	=	the greater of the Current Market Price or the Exercise Price per share of Common Stock on the date of issuance of such additional shares of Common Stock or Plan Stock (in each case other than Excluded Plan Stock).

A	=	the aggregate number of shares of Common Stock and Plan Stock (in each case other than Excluded Plan Stock) outstanding immediately after the issuance of such additional shares.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. This Section 8(e) does not apply to: (1) any of the transactions described in Section 8(b), 8(c), 8(f) or 8(g) hereof (for which an appropriate adjustment has already been made); (2) the exercise of the Warrant, or the conversion or exchange of other securities outstanding on the date of this Agreement that are convertible or exchangeable for Common Stock.

(f) Adjustment for Options, Warrants or Other Rights. If the Company issues any options, warrants or other rights to subscribe for or purchase any shares of Common Stock (other than securities issued in transactions described in Section 8(c) hereof and other than Common Units) and the consideration per share for which shares of Common Stock at any time thereafter may be issuable pursuant to such warrants, options or other rights shall be less than the greater of the Exercise Price or the Current Market Price per share on the

Computation Date (as defined below), then the Exercise Price shall be adjusted as provided in Section 8(e) hereof. Such adjustment shall be made on the basis that (i) the maximum number of shares of Common Stock issuable pursuant to all such warrants, options or other rights or necessary to effect the conversion, exercise or exchange of all warrants, options or other rights shall be deemed to have been issued as of the Computation Date and (ii) the aggregate consideration for such maximum number of shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such shares of Common Stock pursuant to such warrants, options or other rights. The term “Computation Date” shall mean the date of issuance of such warrant, options or other rights. If (i) at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised or, during such period, they have lapsed, been terminated or been canceled, or (ii) at any time the exercise price per share for which shares of Common Stock are issuable pursuant to such rights, options or warrants shall be increased or decreased solely by virtue of a provision therein contained for an automatic increase or decrease in such exercise price per share upon the occurrence of a specified date or event, then the Exercise Price shall be immediately readjusted to what it would have been if, in the case of clause (i) above, “A” in the formula in Section 8(e) had been calculated based on the number of shares actually issued or, in the case of either clause (i) or clause (ii) above, “P” in the formula in Section 8(e) had been the actual aggregate consideration received for the issuance of such additional shares.

(g) Adjustment for Convertible Securities Issues. If the Company issues any securities convertible into or exchangeable for Common Stock (other than securities issued in transactions described in Sections 8(c), 8(d) or 8(f) hereof and other than Common Units) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities less than the greater of the Current Market Price or the Exercise Price per share on the date of issuance of such securities, the Exercise Price shall be reduced to the price determined in accordance with this formula:

E1 = E * ((O +P/M)/(O+D))

where:

E1	=	the adjusted Exercise Price.

E	=	the current Exercise Price.

O	=	the number of shares of Common Stock outstanding immediately prior to the issuance of such shares.

P	=	the aggregate consideration received upon issuance of the securities or receivable for the issuance of such shares upon conversion or exchange (based on the initial conversion or exchange rate).

M	=	the greater of the Current Market Price or the Exercise Price per share on the date of issuance of such securities.

D	=	the maximum number of Common Stock deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate.

The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. If (i) all of the Common Stock deliverable upon conversion or exchange of such securities have not been issued when such securities are no longer outstanding, or (ii) the exercise price per share for which shares of Common Stock are issuable pursuant to such securities shall be increased or decreased solely by virtue of provisions therein contained for an automatic increase or decrease in such exercise price per share upon the occurrence of a specified date or event, then the Exercise Price shall promptly be readjusted to the Exercise Price which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of, in the case of clause (i) above, the actual number of shares of Common Stock issued upon conversion or exchange of such securities or, in the case of clause (ii) above, the exercise price per share, as so increased or decreased, as the case may be.

(h) Certain Definitions.

(1) Current Market Price. The “Current Market Price” per share of Common Stock on any date is:

(i) if the Common Stock is not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), then the Fair Market Value per share of the Common Stock based upon the Fair Market Value of one hundred percent (100%) of the Company if sold as a going concern and without regard to any discount for the lack of liquidity or on the basis that the relevant shares of the Common Stock do not constitute a majority or controlling interest in the Company and assuming, if applicable, the exercise or conversion of all “in-the-money” warrants, convertible securities, options or other rights to subscribe for or purchase any additional shares of capital stock of the Company or securities convertible or exchangeable into such capital stock; or

(ii) if the Common Stock is registered under the Exchange Act, the average of the closing prices per share of the Common Stock for thirty (30) consecutive trading days commencing forty-five (45) trading days before the date in question. The term “closing price” of the Common Stock on any day, as indicated in the next day’s Wall Street Journal if so reported in the Wall Street Journal (or if not reported in the Wall Street Journal, as reported by National Quotation Bureau Incorporated or, if not so reported, by a nationally recognized quotation service), shall be (A) the reported closing price (last sale price) of the Common Stock on the principal stock exchange on which the Common Stock is listed, (B) if the Common Stock is not listed on a stock exchange, the reported closing price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the final bid and asked prices for the Common Stock as reported by National Quotation Bureau Incorporated if at least two (2) securities dealers have inserted both bid and asked quotations for the Common Stock on at least five (5) of the ten (10) preceding trading days. If none of the foregoing provisions are applicable, the Current Market Price shall be determined in accordance with Section 8(h)(1)(i) hereof. The term “trading day” shall mean (X) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (Y) if the Common Stock is not listed on a stock exchange but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (Z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated.

(2) Fair Market Value. The term “Fair Market Value” means the value (“Valuation”) obtainable upon a sale in an arm’s length transaction to a third party under usual and normal circumstances, with neither the buyer nor the seller under any compulsion to act, with equity to both, as determined by the Board of Directors of the Company (the “Board”) in good faith, which determination shall be described in a duly adopted Board resolution certified by the Company’s Secretary or Assistant Secretary. If the Board is unable to determine any Valuation, or if the holders of at least fifty-one percent (51%) of all of the Warrant Shares then issuable hereunder (collectively, the “Requesting Holders”) disagree with the Board’s determination of any Valuation by written notice delivered to the Company within thirty (30) days after the determination thereof by the Board is communicated to the Warrant Holders affected thereby, which notice specifies a majority-in-interest of the Requesting Holders’ determination of such Valuation, then following a thirty day period in which Company and Requesting Holders shall attempt to resolve the differences in the Valuation determination, the Company and a majority-in-interest of the Requesting Holders shall select a mutually acceptable investment banking firm of national reputation which has not had a material relationship with the Company, the Warrant Holder or any director or officer thereof within the preceding two (2) years, which shall determine such Valuation. Such investment banking firm’s determination of such Valuation shall be final, binding and conclusive on the Company and the holders of all of the Warrants issued hereunder and then outstanding. Any and all costs and fees of such investment banking firm shall be borne by the Company.

(i) Consideration Received. For purposes of any computation respecting consideration received pursuant to Sections 8(e), 8(f) and 8(g) hereof, the following shall apply:

(1) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash;

(2) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof; and

(3) in the case of the issuance of options, warrants, rights or other securities convertible into or exchangeable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this Section 8(i)).

(j) Notice of Adjustment. Whenever the Exercise Price is adjusted, the Company shall provide the notices required by Section 12 hereof.

(k) [Intentionally omitted]

(l) Reorganization of the Company. If any capital reorganization or reclassification of the capital stock of the Company, any consolidation or merger of the Company with another entity, or the sale or lease of all or substantially all of the Company’s assets to another entity shall be effected in such a way that holders of Common Stock of the Company shall be entitled to receive stock, securities or assets with respect to or in exchange for such Common Stock, then, as a condition precedent to such reorganization, reclassification, consolidation, merger, sale or lease, lawful and adequate provisions shall be made whereby the holder of the Warrant shall thereafter have the right to purchase and receive such stock, securities or assets upon the basis and the terms and conditions specified in this Agreement and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such rights been exercised immediately prior thereto, and in any such case appropriate provision shall be made with respect to the rights and interests of the holder of the Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares of Common Stock purchasable and receivable upon the exercise of the Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger, sale or lease, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing or leasing such assets shall assume by written instrument, executed and mailed or delivered to the holder of the Warrant at the last address thereof appearing on the books of the Company, the obligation to deliver to such holder, such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

(m) Adjustment in Number of Shares. In the event that the Exercise Price is adjusted pursuant to this Section 8 or would have been adjusted pursuant to this Section 8 but for clause (i) of the proviso in the first sentence of this Section 8, the Warrant shall thereafter evidence the right to receive upon payment of the then current Exercise Price that number of shares of Common Stock (calculated to the nearest hundredth) obtained from the following formula:

N1 = N * (E/E1)

where:

N1	=	the adjusted number of Warrant Shares issuable upon exercise of the Warrant by payment of the adjusted Exercise Price.

N	=	the number of Warrant Shares previously issuable upon the exercise of the Warrant by payment of the Exercise Price prior to adjustment.

E1	=

the Exercise Price as adjusted pursuant to Section 8 or as would have been adjusted pursuant to this Section 8 but for clause (i) of the proviso in the first sentence of this Section 8, as the case may be.

E	=	the Exercise Price prior to the adjustment or such event which would have resulted in an adjustment to the Exercise Price pursuant to this Section 8 but for clause (i) of the proviso in the first sentence of this Section 8.

(n) Form of Warrant. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrant, any Warrant theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrant initially issuable pursuant to this Agreement.

(o) Other Action Affecting Common Stock. In case at any time or from time to time the Company shall take any action affecting the Common Stock, other than an action described in this Section 8, then, unless in the reasonable opinion of the Board such action will not have an adverse effect upon the rights of the holder of the Warrant, the Exercise Price and the number of Warrant Shares purchasable and issuable upon the exercise of such Warrant shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.

(p) Excluded Transactions. Notwithstanding the preceding provisions of this Section 8, no adjustment of the Exercise Price or number of Warrant Shares shall be made with respect to any issuance of Common Stock upon the exercise or conversion of any warrants, options or convertible securities outstanding on the date hereof other than as required under Section 8(a).

Section 9. Cash Dividends. At each time that the Company pays a dividend in cash or makes a distribution in cash on its Common Stock, concurrently therewith, the Company shall pay to the Warrant Holder its pro rata share of any such dividend or distribution based upon the relative percentage ownership represented by the Warrant Shares.

Section 10. Joinder Agreement. By its acceptance of the Warrant, the Warrant Holder acknowledges and agrees that, upon exercise of the Warrant, the Warrant Holder shall become a stockholder of the Company under the Amended and Restated Certificate of Incorporation for the Company, as amended (the “Certificate of Incorporation”), and shall become a Stockholder under the Stockholders Agreement for the Company, as amended (the “Stockholders Agreement”). As a condition to the exercise of the Warrant, the Warrant Holder will execute the Joinder Agreement in substantially the form attached hereto as Exhibit C. By its acceptance of this warrant, the Warrant Holder agrees to abide and comply with the restrictions on Transfer contained in the Stockholders Agreement.

Section 11. Covenants of the Company

(a) No Amendment of Certificate of Incorporation. Until the Warrant has been fully exercised or has expired in accordance with its terms, the Company shall not amend the certificate of incorporation of the Company in any manner that could reasonably be expected to cause the Company to be in breach of any of the terms of this Agreement or to otherwise hinder the Company’s performance hereunder without the prior written consent of the holders of at least fifty-one percent (51%) of the Warrant Shares then issuable hereunder.

(b) [Intentionally omitted]

(c) Financial Information. The Company will deliver to the Warrant Holder the financial statements described below:

(1) as soon as practicable, but in any event within 45 days after the end of each fiscal quarter of the Company, an unaudited consolidated balance sheet of the Company as at the end of such quarter and the related consolidated statements of income, shareholders’ equity, and cash flows of the Company for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, in each case, prepared in accordance with GAAP (except for the lack of footnotes and subject to year-end audit adjustments and reclassifications), together with a certification by the chief executive officer, president, or financial officer of the Company that the information contained in such financial statements fairly presents the financial condition of the Company as of the date thereof (subject to year-end adjustments and reclassifications); and

for the period from the beginning of the then current fiscal year to the end of such quarter, a comparison setting forth the corresponding figures from the prior year and from the budgeted or projected figures, all in reasonable detail and having been prepared in accordance with GAAP (except for the lack of footnotes and subject to year-end audit adjustments);

(2) as soon as practicable and in any event within 120 days after the end of each fiscal year, the consolidated balance sheet of the Company as at the end of such fiscal year and the related consolidated and consolidating statements of income, shareholders’ equity, and cash flows of the Company for such fiscal year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, and the corresponding figures from the budgeted or projected figures, all in reasonable detail and accompanied by a report thereon of independent and certified public accountants of recognized national standing, without any qualifications (including any (A) “going concern” or like qualification or exception, or (B) qualification or exception as to the scope of such audit), and contains statements to the effect that such financial statements present fairly the financial position of the Company as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(d) State Securities Laws. The Company hereby agrees to comply with all state securities or “blue sky” laws which might be applicable to the sale of the Warrant; provided, however, the Company shall not be required in connection therewith to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this Section 11(d).

Section 12. Notices to Warrant Holders.

(a) Upon any adjustment of the Exercise Price pursuant to Section 8 hereof, the Company shall promptly thereafter (i) prepare a certificate setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the Exercise Price, upon exercise of the Warrant and payment of the adjusted Exercise Price, and (ii) cause to be given to the registered holder of the Warrant Certificate written notice of such adjustments. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 12.

(b) In the event (i) that the Company shall authorize the distribution to all holders of shares of common Stock of evidences of its indebtedness or assets (including without limitation ordinary quarterly cash dividends), (ii) of any consolidation or merger to which the Company is a party and for which approval of the stockholders of the Company is required or of the conveyance or transfer of substantially all of the properties and assets of the Company or its subsidiaries or of any reclassification or change of Common Stock issuable upon exercise of the Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer made by the Company for shares of common Stock or any transaction or series of transactions in which more than 50% of the voting power of the Company is disposed of, or (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Company or any of its subsidiaries, the Company shall cause to be given to the registered holder of the Warrant Certificate, at least thirty (30) days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, a written notice stating, in each case as applicable, (A) the date as of which the persons to which such distribution are to be made is determined, (B) the date on which any such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, the principal terms thereof and the date as of which it is expected that holders of record of shares of common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, and (C) the initial expiration date set forth in any tender offer or exchange offer made by the Company for shares of common Stock.

(c) The Company shall distribute to the Warrant Holder copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of common Stock at such times and by such method as such documents are distributed to such holders of shares of common Stock. Nothing contained in this Agreement or in the Warrant Certificate, however, shall be construed as conferring upon the holder thereof the right to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of the Board or any other matter, or any right whatsoever as a stockholder of the Company prior to the exercise of the Warrant.

(d) The Company shall deliver to the holder of the Warrant written notice of the expiration of the Exercise Period of such Warrant. Such notice shall be delivered by the Company not less than thirty (30) days but not more than sixty (60) days prior to the existing expiration date of the Exercise Period of such Warrant.

(e) In the event that the Company undertakes to (i) sell, lease, exchange, convey or otherwise dispose of all or substantially all of its property or business, or (ii) merge into or consolidate with any other corporation (other than a wholly-owned Subsidiary), or effect any transaction (including a merger or other reorganization) or series of related transactions, in which more than fifty percent (50%) of the voting power of the Company is disposed of, the Company will use its best efforts to provide at least thirty (30) days notice of the terms and conditions of the proposed transaction. The Company shall cooperate with the Warrant Holder in consummating the sale of this Warrant in connection with any such transaction.

Section 13. The Company’s Representations and Warranties. The Company represents and warrants that:

(a) Organization, Powers, Good Standing and Subsidiaries.

(i) Organization and Powers. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement, to issue the Warrant and to carry out the transactions contemplated hereby and thereby.

(ii) Good Standing. The Company is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not had and reasonably could not be expected to have a Material Adverse Effect (as defined in the Loan Agreement).

(iii) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (A) 17,000,000 shares of voting common Stock, with par value of $0.001 per share, of which 6,610,738 shares are outstanding, (B) 2,000,000 shares of non-voting common Stock, with par value of $0.001 per share, of which 0 shares are outstanding, (C) 6,000,000 shares of Preferred Stock, with par value of $0.001 per share, of which (1) 2,639,465 shares have been authorized and designated as “Series A Preferred Stock” and 2,638,388 shares are outstanding, and (2) 250,000 shares have been authorized and designated as “Series B Preferred Stock” and 112,160 shares are outstanding, and (D) 844,137 shares of Plan Stock outstanding. All such outstanding shares have been fully paid, validly issued and are nonassessable. As of the date hereof, the Company has duly authorized the issuance of, and reserved for issuance, the shares of its common Stock that are to be issued upon the exercise of the Warrant and, upon such exercise, payment and issuance in accordance with the Warrant, such shares of its Common Stock will be validly issued, fully paid, nonassessable shares free of preemptive rights other than such rights as are contained in the Investor Rights Agreement. The issuance and sale of the Warrant has been made in compliance with all applicable federal and state securities laws. Other than the Warrant, as of the date hereof there are no subscriptions, options, warrants, or calls relating to any shares of the Company’s capital stock, including any right of conversion or exchange under any outstanding security or other instrument. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any security convertible into or exchangeable for any of its capital stock.

(b) Authorization.

(i) Authorization. The execution, delivery, and performance of this Agreement and the Warrant, the issuance and delivery of the Common Stock upon the exercise of the Warrant, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by the Company.

(ii) No Conflict. The execution, delivery, and performance by the Company of this Agreement and the issuance and delivery of the Warrant and, in each case, the consummation of the transactions contemplated hereby and thereby, will not (A) violate the certificate of incorporation or bylaws of the Company, (B) violate any order, judgment, or decree of any court or other governmental agency binding on the Company except for violations which, individually or in the aggregate, could not be expected to have a Material Adverse Effect, (C) violate any provision of law applicable to the Company except for violations which, individually or in the aggregate, could not be expected to have a Material Adverse Effect, (D) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract of the Company or pursuant to which its properties are bound, other than conflicts, breaches, and defaults as to which waivers have been obtained on or prior to the date hereof, or which could not be expected to have a Material Adverse Effect, (E) result in or require the creation or imposition of any Lien (other than Permitted Encumbrances) upon the Company’s properties, or (F) require any approval or consent of any person or entity under any contract of the Company, except for such approvals or consents as have been or will be obtained on or before the date hereof.

(iii) Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by the Company. This Agreement is a legally valid and binding obligation of the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies, whether considered in a proceeding at law or in equity.

(c) No Adjustment of Other Shares on Issuance. Neither the issuance nor the exercise of the Warrant will cause the rate at which any of the Company’s outstanding securities are ultimately convertible into Common Stock to change nor will such issuance or exercise invoke any “antidilution” feature of any of the Company’s outstanding securities or rights to purchase securities.

(d) Rule 144. After it has filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act, relating to any class of equity securities of the Company, the Company will use its best efforts to file in a timely manner all reports required to be filed by it pursuant to the Exchange Act and, upon the request of the Warrant Holder, will furnish the Warrant Holder with such reports so that the Warrant Holder may effect routine dispositions of Warrant Shares pursuant to Rule 144 under the Act or any similar rule or regulations hereafter adopted by the Securities and Exchange Commission. Notwithstanding anything to the contrary contained in this Agreement, the Company may deregister under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

Section 14. The Warrant Holder’s Representations and Warranties.

(a) This Agreement is made with Warrant Holder in reliance upon the Warrant Holder’s representations to the Company, which by the Warrant Holder’s execution of this Agreement, the Warrant Holder hereby confirms that, the Warrant Holder is purchasing the Warrant (and the Warrant Shares issuable upon exercise of the Warrant) for its own account for investment purposes only, not as a nominee or agent, and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act.

(b) The Warrant Holder is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Warrant (and the Warrant Shares issuable upon exercise of the Warrant). The Warrant Holder represents that it is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that the Warrant Holder is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that the Warrant Holder is capable of evaluating the merits and rights of the investment in the Warrant (and the Warrant Shares issuable upon exercise of the Warrant). The Warrant Holder is an “accredited investor”, as that term is defined in Rule 501 of Regulation D as promulgated under the Securities Act.

(c) The Warrant Holder understands that the Warrant (and the Warrant Shares upon exercise of the Warrant) has not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Warrant Holder’s investment intent as expressed herein. In this connection, the Warrant Holder understands that, in the view of the Securities and Exchange Commission (“SEC”), the statutory basis for such exemption may be unavailable if the Warrant Holder’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under applicable tax laws, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. The Warrant Holder has no such intention.

(d) The Warrant Holder further understands that the Warrant (and the Warrant Shares upon exercise of the Warrant) must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, the Warrant Holder understands that the certificate evidencing the Warrant (and the Warrant Shares upon exercise of the Warrant) will be imprinted with the legend referred to in the Warrant under which the Warrant (and the Warrant Shares upon exercise of the Warrant) are being purchased.

(e) The Warrant Holder is aware of the provisions of Rule 144 and 144A, promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, if applicable, including, among other things: The availability of certain public information about the Company, the resale occurring not less than one (1) year after the party has purchased and paid for the securities to be sold; the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein. The Warrant Holder is aware that the public information about the Company required by Rule 144 is not currently available and the Company has no present plans to make such information available.

(e) The Warrant Holder further understands that there is no, and at the time it wishes to sell the Warrant (or any Warrant Shares issuable upon exercise of the Warrant) there may be no, public market upon which to make a sale of the Warrant (or any Warrant Shares issuable upon exercise of the Warrant), and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144 and 144A, and that, in such event, the Warrant Holder may be precluded from selling the Securities under Rule 144 and 144A even if the one-year minimum holding period had been satisfied.

(f) The Warrant Holder further understands that in the event all of the requirements of Rule 144 and 144A are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden or proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

Section 15. Confidentiality. The Warrant Holder acknowledges that the information received pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, its attorneys and its partners and/or potential partners or potential transferees of the Warrant Shares that are under obligations of confidentiality), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Warrant Holder is required to disclose such information by a governmental body; provided, however, in such event, such Warrant Holder shall provide the Company with prompt notice of such requirement and cooperate with the Company to seek any protection order or other remedy as the Company may reasonably request.

Section 16. Notices Generally. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by telex, telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours, where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be.

(i) If to the Company:	Professor Connor’s, Inc.

(ii) If to the Warrant Holder:	City National Bank 555 South Flower Street, 16th Floor Los Angeles, CA 90071 Attention: Aaron Cohen Telefacsimile: (213) 673-9801

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street Twenty-Fifth Floor
Los Angeles, CA 90071 Attn: John F. Hilson, Esq.
Telefacsimile: (213) 996-3300

or at such other address as either party shall have specified by notice in writing.

Section 17. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder or under the Warrant without the prior written consent of the Warrant Holders representing at least a majority of the Warrant Shares (which consent may be withheld for any reason in the sole discretion of the Warrant Holders), except that the Company may assign this Agreement in connection with a transaction described in Section 12(b)(ii), provided that the Company is not released from any of its obligations hereunder, and such assignee assumes all obligations of the Company hereunder, and appropriate adjustment of the provisions contained in this Agreement and in the Warrant is made to place the holder of the Warrant in the same position as it would have been but for such assignment. Any holder of the Warrant may assign this Agreement (in whole or in part) or any rights or obligations hereunder without the consent of the Company in connection with any sale or transfer of all or any portion of the Warrant held by such holder. The assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement, except that a sale or transfer of all or any portion of the Warrant by any holder thereof shall release such holder of all of such holder’s obligations hereunder with respect thereto.

Section 18. Waivers. No waiver by either party of any default with respect to any provision, condition of requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 19. Governing Law. This Agreement and the Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of such state without regard to such state’s principles of conflict of laws.

Section 20. Amendment. This Agreement may be amended only by a written instrument, signed by the Warrant Holders representing at least a majority of the Warrant Shares and the Company, which specifically states that it is amending this Agreement.

Section 21. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 22. Severability. If any provision of this Agreement be held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto will not be materially and adversely affected thereby, such provision will be fully severable.

Section 23. Entire Agreement. This Agreement, together with the Warrant Certificate and the Investor Rights Agreement, contains the entire understandings of the parties with respect to the matters covered hereby and except as specifically set forth herein or therein, neither of the parties hereto makes any representation, warranty, covenant or undertaking with respect to such matters.

Section 24. Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed signature page(s) to be physically delivered to the other party within five (5) days of the execution hereof.

Section 25. Remedies. In case any one (1) or more of the covenants and agreements contained in this Agreement shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement.

Section 26. No Impairment of Rights. The Company will not, by amendment of its articles of incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Agreement against impairment.

Section 27. Allocated Purchase Price. The Company and the Warrant Holder hereby acknowledge that for the purposes of Section 1273(c)(2) of the Internal Revenue Code, the Warrant is issued in connection with the extension of credit by Lender under the Loan Agreement, and that the allocated purchase price of the Warrant for such purposes is $100. The Company and the Warrant Holder agree to use the foregoing allocated purchase price as the purchase price of the Warrant for all income tax purposes.

COMMON STOCK WARRANT AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have caused this Common Stock Warrant Agreement to be executed in accordance with the terms set forth herein.

the “Company”

PROFESSOR CONNOR’S, INC. a Delaware corporation

By:	/s/ Richard A Kassan
Name:	Richard A Kassan
Title:	CEO

COMMON STOCK WARRANT AGREEMENT SIGNATURE PAGE

the “Warrant Holder”

CITY NATIONAL BANK

By:
Name:
Title:

EXHIBIT A

FORM OF WARRANT CERTIFICATE

THESE WARRANTS AND THE SHARES PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION, AND MUST BE HELD INDEFINITELY UNLESS SUBSEQUENTLY REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR DISPOSED OF PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS.

PROFESSOR CONNOR’S, INC.

WARRANT

Dated as of October     , 2007

Warrant No.	Shares of Common Stock

PROFESSOR CONNOR’S, INC., a Delaware corporation (the “Company”), by this certificate (a “Warrant Certificate”) certifies that, for value received, CITY NATIONAL BANK, a national banking association (“Warrant Holder”), or its registered assigns (sometimes hereinafter referred to as the “Warrantholders”) shall have the right to purchase from the Company                                          (            ) fully paid and nonassessable shares (together with shares issued upon exchange, transfer or replacement thereof, the “Shares”) of Common Stock of the Company at any time or from time to time until 5:00 p.m. Los Angeles time on the tenth (10th) anniversary of this Warrant, at an exercise price of $4.6438 per Share, subject to adjustment (as such price may be adjusted, the “Exercise Price”), as provided in that certain Common Stock Warrant Agreement between the Company and Warrant Holder dated as of October 5, 2007 (the “Warrant Agreement”; capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Warrant Agreement), upon surrender of this Warrant Certificate to the Company, delivery of a duly completed and executed Notice of Exercise in the form attached hereto to the Company, and payment of the Exercise Price for each Share for which this Warrant is exercised, but, in each case, only subject to the terms and conditions set forth in the Warrant Agreement.

This Warrant is subject to the terms and conditions of the Warrant Agreement.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its duly authorized officer as of the date indicated below.

Dated: October 5, 2007	PROFESSOR CONNOR’S, INC.
a Delaware corporation

By:
Name:
Title:

EXHIBIT B

NOTICE OF EXERCISE

To: PROFESSOR CONNOR’S, INC.

1. The undersigned hereby elects to purchase             shares of Common Stock (or an equivalent thereof) of PROFESSOR CONNOR’S, INC. pursuant to the terms of the attached Warrant and Agreement, and tenders herewith payment of $             , which constitutes the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment, and not as a nominee for any other party, and not with a view to, or for offer or resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares. In support thereof, the undersigned has executed an Investment Representation Statement attached hereto as Schedule 1.

(Signature)

(Date)

Schedule 1

INVESTMENT REPRESENTATION STATEMENT

Purchaser:

Company:	PROFESSOR CONNOR’S, INC.

Security:	Common Stock

Amount:

Date:

In connection with the purchase of the above-listed securities (the “Securities”), the undersigned (the “Purchaser”) represents to the Company as follows:

(a) The Purchaser is purchasing the Securities for its own account for investment purposes only, not as a nominee or agent, and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(b) The Purchaser is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. The Purchaser represents that it is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that the Purchaser is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and rights of the investment in the Securities. The Purchaser is an “accredited investor”, as such term is defined in Rule 501 of Regulation D as promulgated under the Securities Act.

(c) The Purchaser understands that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. In this connection, the Purchaser understands that, in the view of the Securities and Exchange Commission (“SEC”), the statutory basis for such exemption may be unavailable if the Purchaser’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under applicable tax laws, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. The Purchaser has no such intention.

(d) The Purchaser further understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, the Purchaser understands that the certificate evidencing the Securities will be imprinted with the legend referred to in the Warrant under which the Securities are being purchased.

(e) The Purchaser is aware of the provisions of Rule 144 and 144A, promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, if applicable, including, among other things: The availability of certain public information about the Company, the resale occurring not less than one (1) year after the party has purchased and paid for the securities to be sold; the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein. The Warrant Holder is aware that the public information about the Company required by Rule 144 is not currently available and the Company has no present plans to make such information available.

(f) The Purchaser further understands that there is no, and at the time it wishes to sell the Securities there may be no, public market upon which to make a sale of the Securities, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144 and 144A, and that, in such event, the Purchaser may be precluded from selling the Securities under Rule 144 and 144A even if the one-year minimum holding period had been satisfied.

(g) The Purchaser further understands that in the event all of the requirements of Rule 144 and 144A are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden or proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

Purchaser:
Date:

EXHIBIT C

JOINDER AGREEMENT TO STOCKHOLDERS AGREEMENT

OF PROFESSOR CONNOR’S, INC.

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by City National Bank, a national banking association, for the purpose of each of the undersigned becoming a party to the Stockholders Agreement (the “Stockholders Agreement”) dated as of October 25, 2006, among Professor Connor’s, Inc., a Delaware corporation (the “Company”) and its shareholders (the “Stockholders”).

Accordingly, the undersigned hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, each of the undersigned shall be deemed to be a party to the Stockholders Agreement as of the date hereof and shall have all of the rights and obligations of a “Stockholder” thereunder as if it had executed the Stockholders Agreement. Each of the undersigned hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

PROFESSOR CONNOR’S, INC.,
a Delaware corporation

By:
Name:
Title:

CITY NATIONAL BANK,
a national banking association

By:
Name:
Title: